Exhibit 4.9

UNILEVER

RULES OF THE UNILEVER

SHARE PLAN 2017

Directors’ Adoption:	22 February 2017

Shareholders’ Approval:	NV: 26 April 2017

PLC: 27 April 2017

Expiry Date:	26 April 2027

Linklaters

Linklaters LLP

One Silk Street

London EC2Y 8HQ

Telephone (+44) 20 7456 2000

Facsimile (+44) 20 7456 2222

Ref 01/140/Alex Beidas

Table of Contents

Contents		Page

1	Introduction	1

2	Definitions	1

3	Granting Awards	3

4	Documentation of Awards	5

5	Before Vesting	5

6	Vesting	6

7	Retention Period	9

8	Leaving employment	11

9	Malus and clawback	12

10	Vesting in connection with relocation	14

11	Takeovers and other corporate events	15

12	Changing the Plan	17

13	Tax	18

14	Limits on newly issued and treasury shares	18

15	General	19

i

1	Introduction

The Plan allows for the grant of awards in the form of:

•	Conditional Awards - Awards under which the Participant receives Shares for free automatically to the extent the Award Vests;

•	Options - Awards under which the Participant can buy Shares, to the extent their Award has Vested, at a price (which may be zero) set when the Option is granted; or

•	Forfeitable Shares - Awards under which the Participant receives free Shares on grant which are subject to a requirement that the Participant give the Shares back to the extent the Award lapses.

Conditional Awards and Options can also be granted on the basis that they will only ever be satisfied with a cash payment equal to the value of the Shares to which the Participant would otherwise be entitled (less any Option Price).

Awards will Vest over a period set by the Board for each Award and Vesting or grant may be subject to Performance Conditions or other conditions such as investments by the Participant in Shares.

Before Vesting, Awards will normally lapse if the Participant leaves.

After Vesting, they may also be subject to a further Retention Period during which satisfaction of the Award is subject to clawback.

This introduction does not form part of the rules.

2	Definitions

In these rules:

“Acquiring Company” means a person who has or obtains Control of NV and/or PLC;

“Award” means a Conditional Award, Forfeitable Shares or an Option;

“Award Date” means the date on which an Award is granted under rule 3.3;

“Board” means, subject to rule 11.4, the board of directors of NV or PLC or any committee or other person to whom the board has delegated any of its functions under these rules;

“Bonus Deferral Award” means an Award which is granted to the Participant in lieu of bonus which he might otherwise have been paid in cash and which is designated as such by the Board under rule 3.3;

“Business Day” means a day on which the London Stock Exchange or Euronext, as applicable, (or, if relevant and if the Board determines, any stock exchange nominated by the Board on which the Shares are traded) is open for the transaction of business;

“Combined Group” means NV and PLC;

“Company” means NV or PLC;

“Conditional Award” means a conditional right to acquire Shares granted under the Plan;

“Control” has the meaning given to it in Section 995 of the Income Tax Act 2007 in relation to NV or PLC;

“Dealing Restrictions” means any restriction on dealing in securities imposed by regulation, statute, order, directive, the rules of any stock exchange on which Shares are listed or any code adopted by the Company as varied from time to time;

“Detrimental Activity” means, as established to the satisfaction of the Board, and without the prior written consent of the Company, the Participant being in breach of any applicable restrictions on competition, solicitation or the use of confidential information (whether arising out of the Participant’s employment contract, his termination arrangements or any internal policies);

“Dividend Equivalent” means an amount linked to dividends paid on Shares subject to the Award;

“Euronext” means Euronext Amsterdam;

“Final Lapse Date” means the latest date on which an Option will lapse which will be the date set by the Board under rule 3.3 or, if no date is set, the date 10 years after the Award Date;

“Forfeitable Share Agreement” means the agreement referred to in rule 4.2;

“Forfeitable Shares” means Shares held in the name of or for the benefit of a Participant subject to the Forfeitable Share Agreement;

“Grantor” means the Company or any other entity which grants or has agreed with the Company to satisfy an Award under the Plan;

“Group” means NV, PLC and their Subsidiaries or associated companies and “Member of the Group” shall be construed accordingly;

“London Stock Exchange” means London Stock Exchange plc;

“NV” means Unilever N.V.;

“Option” means a right to acquire Shares granted under the Plan;

“Option Price” means the amount (which may be zero) payable on the exercise of an Option set by the Board under rule 3.3.9;

“Owned Shares” means Shares subject to a Retention Period which are transferred or issued into the beneficial ownership of the Participant as set out in rule 7.1.1(ii);

“Participant” means a person who holds, or who has held, an Award or their personal representatives;

“Performance Condition” means any condition linked to performance imposed under rule 3.3;

“Plan” means these rules known as “The Unilever Share Plan 2017”, as changed from time to time;

“PLC” means Unilever PLC;

“Retention Period” means the period after Vesting during which a Participant is required to retain their Shares or Award as set out in rule 7;

“Retention Shares” means the Shares which the Participant is required to retain during the Retention Period;

“Shares” means fully paid ordinary shares in NV or PLC and includes:

(i)	depositary receipts representing ordinary shares in NV listed on Euronext; and

(ii)	any Shares representing NV and/or PLC Shares following a reconstruction;

“Subsidiary” means a body corporate which is a subsidiary of NV within the meaning of 24a Book 2 (Civil Code) or company which is a subsidiary of the PLC within the meaning of Section 1159 of the Companies Act 2006; and

“Vesting”, subject to the rules and any Retention Period:

(i)	in relation to Conditional Awards, means a Participant becoming entitled to have the Shares transferred to them;

(ii)	in relation to an Option, means an Option becoming exercisable; and

(iii)	in relation to Forfeitable Shares, means the restrictions set out in the Forfeitable Share Agreement ceasing to have effect as described in rule 6.2.3,

and Vesting shall include the term Vest and Vested; and

“Vesting Date” means the date set for Vesting of an Award under rule 3.3.

If there is any conflict between two provisions in these rules under which an Award will lapse, the one which gives rise to the earlier lapse will prevail.

3	Granting Awards

3.1	Eligibility

The Grantor may select any employee of a member of the Group to be granted an Award. However, the Board may determine that an Award will not be made to an employee who has given or been given notice terminating their employment.

3.2	Timing of Awards

Awards may only be granted within 42 days starting on any of the following:

3.2.1	the date of shareholder approval of the Plan;

3.2.2	the end of any closed period under Market Abuse Regulation (EU) 596/2014;

3.2.3	the date of the Company’s annual general meeting or any special general meeting; and

3.2.4	any day on which the Board resolves that exceptional circumstances exist which justify the grant of Awards.

If the granting of Awards during any period specified above is prevented by any Dealing Restrictions, Awards may be granted within 42 days of the first date on which it is no longer prevented.

No Awards may be granted after 26 April 2027 or such earlier date as the Board may specify.

3.3	Terms set at grant

When granting an Award, the Board will set the following terms:

3.3.1	whether the Award will take the form of:

(i)	a Conditional Award;

(ii)	an Option;

(iii)	Forfeitable Shares; or

(iv)	a combination of these;

3.3.2	whether the Award is a Bonus Deferral Award;

3.3.3	subject to rule 3.5, the number of Shares subject to the Award or how that will be determined which, in the case of a Bonus Deferral Award, will be linked to the amount of bonus which the Board determines would otherwise have been paid to the Participant in cash;

3.3.4	whether the Shares subject to the Award are shares in NV or PLC or both;

3.3.5	the terms of any Performance Condition or other condition set under rule 3.4;

3.3.6	one or more Vesting Dates (unless specified in a Performance Condition) and, if there is more than one, the proportion of the Award which can Vest on each one (or how that will be determined);

3.3.7	whether or not a Retention Period will apply and, if so, when it will normally end and how the number of Retention Shares will be determined;

3.3.8	whether or not the Award carries a Dividend Equivalent;

3.3.9	in the case of an Option:

(i)	the Option Price; and;

(ii)	the Final Lapse Date which will not be more than 10 years after the Award Date; and

3.3.10	any other terms or conditions of the Award.

3.4	Performance Conditions

The Board may decide that Vesting of an Award will be conditional:

3.4.1	on the satisfaction of one or more conditions set by the Board on grant linked to the performance of the Company, the Participant and/or any business unit or member of the Group; and/or

3.4.2	any other condition set by the Board,

which, in either case, may provide that the Award will lapse to the extent that it is not satisfied.

The Board may change a Performance Condition in accordance with its terms or if anything happens which causes the Board reasonably to consider it appropriate to do so. The Board may waive or change any other condition in such manner as it sees fit.

3.5	Limit in Directors’ Remuneration Policy

An Award to be granted to a director of the Company will not exceed any applicable maximum set out in the approved directors’ remuneration policy (as defined in section 226B(2) of the Companies Act 2006 or section 2:135 Dutch Civil Code, as applicable).

3.6	No payment for Awards

A Participant is not required to pay for the grant of an Award.

4	Documentation of Awards

4.1	Conditional Awards and Options

An Award (other than an Award of Forfeitable Shares) subject to English law must be granted by deed. Awards subject to Dutch law will be in such form as specified by the Board.

4.2	Forfeitable Shares

Where an Award takes the form of Forfeitable Shares, the Participant must:

4.2.1	enter into an agreement with the Grantor that, to the extent that the Award lapses under the Plan, the Shares are forfeited and they will immediately transfer their interest in them, for no consideration or nominal consideration, to any person (which may include the Company, where permitted) specified by the Grantor;

4.2.2	complete any elections required by the Board, including elections under Part 7 of the Income Tax (Earnings and Pensions) Act 2003 (or similar elections in other jurisdictions) and elections to transfer any liability, or agreements to pay social security contributions; and

4.2.3	provide any other documentation which the Board considers necessary or desirable to give effect to the terms of the Award, including a power of attorney or blank stock transfer form.

If they do not do so within a period specified by the Board, the Award will lapse at the end of that period.

On or after the grant of Forfeitable Shares, the Grantor will procure that the relevant number of Shares are issued or transferred to the Participant or to another person to be held for the benefit of the Participant under the terms of the Plan. Where applicable, the share certificates or other documents of title relating to any Forfeitable Shares may be retained by the Grantor.

5	Before Vesting

5.1	Voting and dividends

5.1.1	A Participant is not entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Option or a Conditional Award until the Shares are issued or transferred to the Participant.

5.1.2	Except to the extent specified in the Forfeitable Share Agreement, a Participant will have all rights of a shareholder in respect of Forfeitable Shares until the Award lapses.

5.2	Transfer

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. If they do, whether voluntarily or involuntarily, then the Award will immediately lapse. This rule 5.2 does not apply:

5.2.1	to the transmission of an Award on the death of a Participant to the person entitled by law to deal with the estate;

5.2.2	to an assignment by way of court order;

5.2.3	to the assignment of an Award where the Board considers that the Participant is no longer in a position to manage their own affairs by reason of ill-health; or

5.2.4	in any other circumstances if the Board agrees.

5.3	Adjustment of Awards

5.3.1	If there is:

(i)	a variation in the equity share capital of NV or PLC, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

(ii)	any change in the certification of NV Shares by the Foundation Unilever N.V. Trust Office or any of its successors;

(iii)	a demerger (in whatever form) or exempt distribution (for example by virtue of Section 1075 of the Corporation Tax Act 2010);

(iv)	a special dividend or distribution; or

(v)	any other corporate event which might affect the current or future value of any Award,

the Board may adjust the number or class of Shares or securities subject to the Award and, in the case of an Option, the Option Price (see below for Forfeitable Shares).

5.3.2	Subject to the Forfeitable Share Agreement, a Participant will have the same rights as any other shareholders in respect of Forfeitable Shares where rule 5.3.1 applies. Any Shares, securities or rights allotted to a Participant as a result of such an event will be:

(i)	treated as if they were awarded to the Participant under the Plan in the same way and at the same time as the Forfeitable Shares in respect of which the rights were conferred; and

(ii)	subject to the rules of the Plan and the terms of the Forfeitable Share Agreement.

6	Vesting

6.1	Timing and extent of Vesting

Subject to the rest of these rules, an Award will Vest on the later of the following:

6.1.1	the Vesting Date; and

6.1.2	the date on which the Board determines the extent to which any Performance Condition or any other condition is satisfied (which it will do as soon as reasonably practicable after the end of the period over which it is tested).

The Award will only Vest to the extent that any Performance Condition or other condition is satisfied.

However, if Vesting or the issue or transfer of Shares in satisfaction of an Award is prevented by any Dealing Restriction, the period for Vesting, issue or transfer will be delayed for that Award until the Dealing Restriction no longer prevents it.

6.2	Consequences of Vesting

6.2.1	If an Award takes the form of a Conditional Award, within 30 days of Vesting (or as soon as reasonably practicable after that), the Grantor will arrange (subject to the rest of this rule 6 and rules 7, 9, 13 and 15.6) for the issue or transfer to, or to the order of, the Participant of the number of Shares in respect of which the Award has Vested.

6.2.2	A Participant can only exercise an Option to the extent it has Vested. To exercise it, the Participant must give notice in such form as the Grantor may prescribe and, in the case of an Option, pay or make arrangements satisfactory to the Grantor for the payment of the Option Price (if any). Subject to the rest of this rule 6 and rules 7, 9, 13 and 15.6, the Grantor will arrange for the number of Shares in respect of which an Option has been exercised to be issued or transferred to the Participant within 30 days of the date on which the Option is exercised or as soon as reasonably practicable after that. An Option will lapse at the end of business on the Final Lapse Date if it does not lapse earlier under these rules.

6.2.3	To the extent an Award of Forfeitable Shares Vests, the restrictions referred to in rule 4.2 and contained in the Forfeitable Share Agreement will cease to apply.

6.3	Dividend Equivalent

If an Award carries a Dividend Equivalent, the Participant will be entitled on Vesting of a Conditional Award or exercise of an Option to an amount equal to the Dividend Amount for each Share in respect of which the Conditional Award Vests or the Option is exercised.

However:

6.3.1	where Vesting or exercise occurs after the record date but before the payment date of a Qualifying Dividend, the Participant will become entitled to the amount as soon as practicable following such payment date; and

6.3.2	where the Award continues through a Retention Period, the Participant will become entitled to the amount as soon as practicable after the end of the Retention Period.

The Dividend Amount will be paid in additional Shares unless the Board decides that it will be paid in cash of equivalent value, as determined by the Board.

The “Dividend Amount” will, for each Qualifying Dividend, be equal to the number of Shares which would be held if:

6.3.3	the per Share amount of the Qualifying Dividend had been reinvested in further Shares (or fractions of a Share) on the payment date of the Qualifying Dividend at market value on that date; and

6.3.4	any subsequent Qualifying Dividends on those Shares had been notionally reinvested in further Shares in the same way.

A “Qualifying Dividend” is any ordinary dividend for which the record date falls between the Award Date and the date Shares (or cash of equivalent value) are issued or transferred to the Participant following the Vesting of an Award or exercise of an Option.

Any reinvestment, for the purposes of determining the Dividend Amount, is entirely notional and, accordingly, may relate to fractions of a Share, but, if it is paid in Shares, the number of Shares issued or transferred will be rounded to the nearest whole Share as part of the vesting of the Award.

For the purpose of determining the Dividend Amount, the “market value” of a Share will be the closing price of a Share on the payment date of the Qualifying Dividend or will be determined in such other manner as the Board considers reasonable.

6.4	Cash or share alternative

The Grantor can decide to satisfy any entitlement under an Award to:

6.4.1	Shares by paying a cash amount; or

6.4.2	cash by issuing or transferring Shares.

In either case, based on the market value of the Shares on the date he becomes entitled (less any Option Price, in the case of an Option).

An Award may be granted on the basis that it will always be satisfied as described in this rule 6.4

6.5	Automatic exercise of Options where Dealing Restrictions apply and Option would otherwise lapse

6.5.1	To the extent that:

(i)	an Option has not been exercised by the close of the Business Day before the date on which it lapses;

(ii)	a Dealing Restriction prevents the Participant from exercising it on that day; and

(iii)	it is in the money on that day,

the Company will, unless the Board decides otherwise, treat it as having been exercised on that day.

6.5.2	If it does treat the Option as having been exercised, the Company will arrange for sufficient Shares resulting from the exercise to be sold on behalf of the Participant to raise an amount (after costs of sale) equal to the Option Price and any tax or social security required to be withheld under rule 13. The remaining Shares subject to the Option will be issued or transferred as set out in rule 6.2.2.

6.5.3	An Option is “in the money” on any day if the Board estimates that, if all the Shares resulting from exercise were sold on that day, the sale proceeds (after making a reasonable allowance for any costs of sale and taxes) would be more than the Option Price.

6.5.4	The Participant may give notice, at any time before the day referred to in rule 6.5.1, requesting that this rule 6.5 should not apply to the Option.

6.5.5	No member of the Group will be liable for any loss a Participant may suffer as a result of the application or failure to apply this rule 6.5.

7	Retention Period

This rule 7 applies if the Board determines under rule 3.3 that an Award is subject to a Retention Period.

7.1	How the Retention Period will apply to an Award

7.1.1	Before the Award Vests, the Board will determine whether:

(i)	the Award will continue in respect of the Retention Shares through the Retention Period (subject to this rule 7); or

(ii)	the Retention Shares will be issued or transferred into the beneficial ownership of the Participant (“Owned Shares”) and held in accordance with this rule 7.

7.1.2	Where the Board determines that the Award will continue through the Retention Period, it shall calculate the number of Shares which Vest in accordance with rule 6.1, but the Retention Shares will only be issued or transferred or cash paid under rule 6.2 at the end of the Retention Period and subject to this rule 7.

7.1.3	Where the Board has determined that Owned Shares will be issued or transferred to the Participant, it will calculate the number of Shares which Vest in accordance with rule 6.1 and will issue or transfer the beneficial ownership of the Retention Shares (if not already held in respect of an Award of Forfeitable Shares), for no consideration, to any person specified by the Board to be held during the Retention Period under this rule 7.

7.1.4	Where the Award is an Option and the Board has determined that it will continue during the Retention Period, the Option will become exercisable as described in rule 6.2 and any Retention Shares acquired on the exercise of the Option during the Retention Period (less any tax paid) will continue to be held as Owned Shares.

7.2	Tax

Where tax is payable at the start of the Retention Period, then rule 13 (Tax) will apply and the Retention Period will apply in respect of the remainder of the Shares. Shares may be issued or transferred and sold to the extent necessary to satisfy the liability under that rule.

7.3	Rights during the Retention Period

7.3.1	The following additional provisions will apply during the Retention Period where an Award continues through the Retention Period:

(i)	Except as required under rule 7.2, the Participant will have no rights in respect of the Retention Shares until the Shares are acquired at the end of the Retention Period.

(ii)	The Participant may not transfer, assign or otherwise dispose of the Retention Shares subject to any Award or any interest in them.

7.3.2	The following additional provisions will apply to Owned Shares during the Retention Period:

(i)	The Participant will be entitled to vote and to receive dividends and have all other rights of a shareholder in respect of the Owned Shares from the date the Participant becomes the beneficial owner.

(ii)	The Participant may not transfer, assign or otherwise dispose of the Owned Shares or any interest in them (or instruct anyone to do so) except in the case of:

(a)	the sale of sufficient entitlements nil-paid in relation to Shares to take up the balance of the entitlements under a rights issue;

(b)	a forfeiture as described in rule 7.4; or

(c)	the sale to fund any tax in accordance with rule 7.2.

(iii)	Any securities which the Participant receives in respect of Owned Shares as a result of an event described in rule 5.3.1 during the Retention Period will, unless the Board decides otherwise, be subject to the same restrictions as the corresponding Owned Shares. This will not apply to any Shares which a Participant acquires on a rights issue or similar transaction to the extent that their number exceeds the number they would have acquired on a sale of sufficient rights under the rights issued nil-paid to take up the balance of the rights.

7.4	Forfeiture of Owned Shares

To the extent that Owned Shares are forfeited under rule 9 (Malus and clawback) the Participant is deemed to consent to the immediate transfer of the beneficial ownership of the Shares, for no consideration or nominal consideration, to any person (which may include the Company, where permitted) specified by the Board.

7.5	End of the Retention Period

7.5.1	The Retention Period will end on the earliest of the following:

(i)	the date on which the Retention Period would normally end, as set by the Board in relation to the Award under rule 3.3;

(ii)	the date on which the Board decides that the number of Retention Shares are sufficiently small that the continuation of the Retention Period is not warranted;

(iii)	the date on which the Participant dies; and

(iv)	the date of a takeover or other transaction by virtue of which rule 11 applies.

7.5.2	At the end of a Retention Period:

(i)	where the Award continues through the Retention Period, the Shares will be issued or transferred or cash paid in accordance with rule 6; and

(ii)	the restrictions relating to Owned Shares in rule 7.3.1 will cease to apply and the Shares will be transferred to the Participant or as the Participant may direct.

8	Leaving employment and death

8.1	General rule on leaving employment

Except in the case of a Bonus Deferral Award (see rule 8.7), an Award will lapse on leaving if the Participant leaves employment before Vesting.

8.2	Exceptions to the general rule where certain leaver reasons apply

If a Participant leaves employment before Vesting for one of the following reasons, their Award will not lapse but rule 8.3 will apply:

8.2.1	ill health, injury or disability, as established to the satisfaction of NV or PLC;

8.2.2	retirement with the agreement of the Participant’s employer;

8.2.3	the Participant’s employing company ceasing to be under the Control of neither NV or PLC;

8.2.4	a transfer of the undertaking (or the part of the undertaking), in which the Participant works, to a person which is neither under the Control of NV or PLC nor a Member of the Group;

8.2.5	redundancy; or

8.2.6	any other reason, if the Board so decides in any particular case.

8.3	Extent of Vesting of Award

Where rule 8.2 applies:

8.3.1	the Award will Vest to the extent any Performance Condition is satisfied on the date of Vesting; and

8.3.2	unless the Board decides otherwise, the number of Shares in respect of which the Award would otherwise Vest will be reduced by the proportion which the number of complete days from the date they left to the Vesting Date bears to the number of complete days in the period from the Award Date to the Vesting Date.

8.4	Early Vesting

Alternatively, the Board may decide that the Award will Vest to the extent described in rule 8.3, on the date of leaving or a later date determined by the Board. The Board will determine the extent to which any Performance Condition is satisfied in accordance with its terms or, if they do not provide for it, in such manner as it considers reasonable.

8.5	Death

If the Participant dies before Vesting, the Award will Vest, on the date of death, at halfway between the threshold and maximum levels of Vesting under the Performance Condition (or such other level as the Board may allow) and the Performance Condition will not otherwise apply.

If the Participant left employment before death for one of the reasons in rule 8.2 then, unless the Board decides otherwise, the number of Shares in respect of which the Award would otherwise Vest will be reduced, as described in rule 8.3.2 (by reference to the date the Participant left employment, not the date of death).

8.6	Treatment of Options after leaving

If the holder of an Option dies or leaves employment:

8.6.1	before Vesting for one of the reasons in rule 8.2; or

8.6.2	after Vesting for any reason (except as described below)

their Option will be exercisable for 12 months from the later of:

8.6.3	the date on which the Option Vests; and

8.6.4	the date on which the Participant left,

after which the Option will lapse, but the Board may reduce or extend that period (but not beyond the Final Lapse Date).

However, if the Participant leaves employment after Vesting because of misconduct or breach of the terms of their employment, their Award will lapse on the day they leave employment unless the Board determines otherwise.

8.7	Bonus Deferral Awards

If a Participant dies or leaves employment before or after Vesting, their Bonus Deferral Award will continue in effect unless the Board decides that it will Vest on dying or leaving or any later date.

However, if the Participant leaves employment because of misconduct or breach of the terms of their employment, their Bonus Deferral Award will lapse on the day they leave employment unless the Board determines otherwise.

Rules 8.1 to 8.4 will not apply to Bonus Deferral Awards.

8.8	Detrimental activity

If a Participant leaves employment due to any reason set out in rule 8.2, unless the Board decides otherwise, the Participant’s Award will lapse if he engages in Detrimental Activity.

8.9	General

8.9.1	Subject to rule 8.9.2, a Participant will only be treated as “leaving employment” when they are no longer an employee or director of any member of the Group.

8.9.2	The Board may decide a Participant will be treated as “leaving employment” on the date they give or are given notice terminating their office or employment unless the reason for giving or receiving notice is listed in rules 8.2.1, 8.2.2 or 8.2.5 above.

9	Malus and clawback

9.1	Malus

If the Board considers that:

9.1.1	there has been a significant downward restatement of the financial results of the Company; and/or

9.1.2	there is reasonable evidence of gross misconduct or gross negligence by the Participant; and/or

9.1.3	there is reasonable evidence of material breach by the Participant of the Company’s Code of Business Principles or the Company’s Code Policies;

9.1.4	there is reasonable evidence of conduct by the Participant which results in significant losses or reputational damage to the Company or the Group, and/or

9.1.5	the Participant is in breach of any applicable restrictions on competition, solicitation or the use of confidential information (whether arising out of the Participant’s employment contract, his termination arrangements or any internal policies), it may, in its discretion, at any time prior to Vesting, exercise (in the case of an Option), or the end of any Retention Period, decide that:

(a)	an Award will lapse wholly or in part;

(b)	the delivery of the Shares or the end of any Retention Period will be delayed until any action or investigation is completed; and/or

(c)	Vesting of the Award or delivery of the Shares will be subject to additional conditions.

If there is a delay under rule 9.1(b):

(i)	if a Participant leaves employment after the date on which the Award would have Vested, but for the delay then, unless the Board decides otherwise, rule 8 (leaving employment) will not apply. The Award will continue and Vest to the relevant extent (subject to any further adjustment under this rule 9) when the action or investigation is completed;

(ii)	Vesting of the Award or delivery of Shares will not be delayed beyond any date on which Vesting or delivery would otherwise occur under rule 11 (Takeovers and other Corporate Events); and

(iii)	for the avoidance of doubt, there may (or may not) be an adjustment or further adjustment under this rule 9 following completion of any action or investigation.

9.2	Clawback

9.2.1	If the Board considers there has been a significant downward restatement of the financial results of the Company, it may, in its discretion, within two years of an Award Vesting or the start of any Retention Period:

(i)	require a Participant to transfer to the Company (or as the Company directs), for nominal or nil consideration, some or all of the after-tax number of Shares which have previously Vested, or pay to the Company (or as the Company directs) an amount equal to the value of those Shares (as determined by the Board); and/or

(ii)	require the Company to withhold from, or offset against, the grant or Vesting of any other Award to which the Participant may be or become entitled in connection with his/her employment with the Group such an amount as the Board considers appropriate.

9.2.2	Where a Participant is notified they must transfer Shares or pay an amount in accordance with rule 9.2.1(i), any Shares or cash must be transferred or paid (in the manner directed by the Company) within 30 days of that Participant being so notified.

9.3	General

9.3.1	For the avoidance of doubt, this rule 9 can apply even if the Participant was not responsible for the event in question or if it happened before the Vesting or grant of the Award.

9.3.2	Those rules may be applied in different ways for different Participants in relation to the same or different events, or in different ways for the same Participant in relation to different Awards.

9.3.3	Except to the extent the Board so decides at the time of exchange, neither malus nor clawback will apply to an Award which has been exchanged in accordance with rule 11.4.

9.3.4	Subject to rule 9.4, clawback will not apply after a takeover (as defined in rule 11.1).

9.3.5	The Board will notify the Participant of any application of malus or clawback under this rule 9.

9.3.6	Without limiting rule 15.1, the Participant will not be entitled to any compensation in respect of any adjustment under this rule 9, and the operation of malus will not limit any other remedy any member of the Group may have in relation to breach of any restrictions referred to in rule 9.1.5.

9.4	Share price increase on takeovers and other corporate events

Notwithstanding any other provision of these rules, to the extent that a Participant is an executive director of NV and section 2:135 par 7 Dutch Civil Code would be applicable, the Board may, in its discretion, determine:

9.4.1	the Participant’s Award will lapse wholly or in part;

9.4.2	to require the Participant to transfer to the Company (or as the Company directs) for nominal or nil consideration, some or all of the after-tax number of Shares which have previously Vested, or pay to the Company (or as the Company directs) an amount equal to the value of those Shares (as determined by the Board); and/or

9.4.3	to require the Company to withhold from, or offset against, the grant or Vesting of any other Award to which the Participant may be or become entitled in connection with his/her employment with the Group, such an amount as the Board considers appropriate, in each case to the extent required to give effect to the requirements of the Dutch Civil Code.

10	Vesting in connection with relocation

If a Participant who is not a director of the Company relocates to another jurisdiction before an Award Vests and, as a result:

(d)	the Participant or any member of the Group is or may be subject to less favourable tax or social security treatment; or

(e)	the Vesting, exercise or satisfaction of the Award is or may be subject to any regulatory restriction, approval or consent,

the Board may decide that the Award will Vest on such earlier date or dates and subject to such additional conditions as it may determine, including the retention of any Shares acquired on Vesting. In the case of an Option, the Board may change the period during which it can be exercised or impose additional conditions upon the exercise.

11	Takeovers and other corporate events

11.1	Takeover

11.1.1	If there is a takeover, each Award will Vest, subject to rules 9.1 (Malus), 9.3 and 9.4, on the date of the takeover.

11.1.2	The Board will determine the extent to which any Performance Condition has been satisfied to the date of the takeover (in accordance with its terms or, if they do not provide for it, in such manner as it considers reasonable) and the proportion of the Award which will Vest.

11.1.3	The Board may decide that an Award which has Vested under rule 11.1.1 will be reduced pro rata to reflect the acceleration of Vesting.

11.1.4	To the extent that an Award has not Vested, it shall lapse as to the balance, unless exchanged under rule 11.4 (Exchange of Awards).

11.1.5	An Option will be exercisable for a period of one month from the date of the takeover, after which it will lapse (whether or not it Vested under this rule).

11.1.6	An Award will not Vest under rule 11.1.1 but will be exchanged under rule 11.4 (Exchange of Awards) if:

(i)	an offer to exchange Awards is made and accepted by a Participant; or

(ii)	the Board, with the consent of the Acquiring Company, decides before the person obtains Control that the Awards will be automatically exchanged.

There is a “takeover” when:

(i)	a person (or a group of persons acting in concert) obtains Control of NV and/or PLC as a result of making an offer to acquire Shares; or

(ii)	under Section 895 of the Companies Act 2006, a court sanctions a compromise or arrangement in connection with the acquisition of PLC Shares or any similar Dutch law in connection with NV Shares,

but not where the Board determines rule 11.2 (Reconstruction) applies.

11.2	Reconstruction

Subject to rule 9.4, if there is any internal reconstruction, reorganisation, merger or acquisition of NV and/or PLC which:

11.2.1	is not intended to result in; or

11.2.2	does not involve

a significant change in the identity of the ultimate shareholders of:

11.2.3	the Combined Group; or

11.2.4	NV or PLC,

the Board may determine this rule 11.2 applies to any Awards which have not Vested by the day the reconstruction takes effect. The Board will arrange for the Awards to be replaced by an equivalent award of shares in the new parent company or companies as determined by the Board. The Board may amend (or waive) any Performance Condition as it considers appropriate, subject to applicable laws.

11.3	Demerger or Other Corporate Event

11.3.1	If the Board becomes aware that NV and/or PLC is or is expected to be affected by any demerger, distribution (other than an ordinary dividend), reconstruction or other transaction not falling within rule 11.1 (Takeover) which, in the opinion of the Board, would affect the current or future value of any Award, the Board may allow an Award to Vest (subject to rule 9 (Malus and clawback), and in particular rule 9.4) and any such conditions as the Board may decide to impose.

11.3.2	Where an Award Vests under rule 11.3.1, the Board will determine the extent to which any Performance Condition has been satisfied and the proportion of the Award which will Vest.

11.3.3	The Board may decide that an Award which has Vested under rule 11.3.1 is reduced pro rata to reflect the acceleration of Vesting.

11.3.4	To the extent that an Award has not Vested, it shall lapse as to the balance.

11.3.5	The Board will determine the period during which an Option may be exercised following Vesting and whether or not it will lapse at the end of that period.

11.3.6	Participants will be notified if they are affected by the Board exercising its discretion under this rule.

11.4	Exchange of Awards

If an Award is to be exchanged under this rule 11, the exchange will take place as soon as practicable after the relevant event.

The new award:

11.4.1	must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;

11.4.2	must be equivalent to the existing Award, subject to rules 9.3.3, 9.3.4 and 11.4.4;

11.4.3	will be treated as having been acquired at the same time as the existing Award and, subject to rule 11.4.4, will Vest in the same manner and at the same time;

11.4.4	must either:

(i)	be subject to a Performance Condition which is, so far as practicable, equivalent to any Performance Condition applying to the existing Award; or

(ii)	not be subject to any Performance Condition, but be in respect of the number of shares which is equivalent to the number of Shares comprised in the existing Award which would have Vested under rule 11.1 (Takeover); or

(iii)	be subject to such other terms as the Board considers appropriate in all the circumstances; and

11.4.5	will be governed by the Plan as if references to Shares were references to the shares over which the new award is granted and references to NV and PLC were references to the Acquiring Company or the body corporate determined under rule 11.4.1.

11.5	Board

In this rule 11, “Board” means those people who were members of the board of NV and PLC immediately before the change of Control.

12	Changing the Plan

12.1	Board’s powers

Except as described in the rest of this rule 12, the Board may at any time change the Plan (including the terms of any Award already granted) in any way.

12.2	Shareholder approval

12.2.1	Except as described in rule 12.2.2, the Company in a general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to:

(i)	eligibility;

(ii)	the limits on the number of Shares which may be issued under the Plan;

(iii)	any individual limit for each Participant under the Plan;

(iv)	the basis for determining a Participant’s entitlement to, and the terms of, securities, cash or other benefit to be provided and for the adjustment thereof (if any) if there is a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital; or

(v)	the terms of this rule 12.2.1.

12.2.2	The Board can change the Plan and need not obtain the approval of the Company in general meeting for any changes to a Performance Condition or other condition in accordance with rule 3.4 or for minor changes:

(i)	to benefit the administration of the Plan;

(ii)	to comply with or take account of the provisions of any proposed or existing legislation;

(iii)	to take account of any changes to legislation; or

(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant.

12.2.3	The Board may, without obtaining the approval of the Company in general meeting, establish further plans (by way of schedules to the rules or otherwise) based on the rules, but modified to take account of local tax, exchange control or securities law in non-UK territories. However, any Shares made available under such plans are treated as counting against any limits on individual or overall participation in the Plan under rule 13.

12.3	Notice

The Board is not required to give Participants notice of any changes.

13	Tax

The Participant will be responsible for all taxes, social security contributions or other levies arising in connection with an Award and will, if required to do so, agree the transfer of liability for employer social security contributions to him.

The Company, any employing company or trustee of any employee benefit trust, may withhold any amounts or make such arrangements as it considers necessary to meet any liability to pay or account for any such taxation or social security contributions or other levies. These arrangements may include the sale of or reduction in number of Shares to which a Participant would otherwise be entitled or the deduction of the amount of the liability from any cash amount payable to the Participant under the Plan or otherwise.

The Participant will promptly do all things necessary to facilitate such arrangements and, notwithstanding anything to the contrary in the Plan, Vesting or the issue or transfer of Shares may be delayed until he does so.

14	Limits on newly issued and treasury shares

14.1	Plan limits - 10 per cent

An Award must not be granted if the number of Shares committed to be issued under that Award exceeds 10 per cent of the ordinary share capital of NV and PLC in issue immediately before that day, when added to the number of Shares which have been issued, or committed to be issued, to satisfy Awards under the Plan, or options or awards under any other employee share plan operated by NV and PLC, granted in the previous 10 years.

14.2	Plan limits - 5 per cent

An Award must not be granted if the number of Shares committed to be issued under that Award exceeds 5 per cent of the ordinary share capital of NV and PLC in issue immediately before that day, when added to the number of Shares which has been issued, or committed to be issued, to satisfy Awards under the Plan, or options or awards under any other discretionary employee share plan adopted by NV and PLC, granted in the previous 10 years.

14.3	Scope of Plan limits

When calculating the limits in rules 14.1 and 14.2, Shares will be ignored:

14.3.1	where the right to acquire them has been released or has lapsed; and

14.3.2	which are committed to be issued under any Dividend Equivalent.

As long as so required by institutional shareholders, Shares transferred from treasury are counted as part of the ordinary share capital of the Company, and as Shares issued by the Company.

15	General

15.1	Terms of employment

15.1.1	This rule 15.1 applies during an employee’s employment with a member of the Group and after the termination of an employee’s employment, whether or not the termination is lawful.

15.1.2	Nothing in the rules or the operation of the Plan forms part of the contract of employment of an employee. The rights and obligations arising from the employment relationship between the employee and their employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

15.1.3	No employee has a right to participate in the Plan. Participation in the Plan or the grant of Awards on a particular basis in any year does not create any right to or expectation of participation in the Plan or the grant of Awards on the same basis, or at all, in any future year.

15.1.4	The terms of the Plan do not entitle the employee to the exercise of any discretion in their favour.

15.1.5	The employee will have no claim or right of action in respect of any decision, omission or discretion, which may operate to the disadvantage of the employee (including, without limitation, any adjustment under rule 9) even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the employee and their employer.

15.1.6	No employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to:

(i)	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

(ii)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision; or

(iii)	the operation, suspension, termination or amendment of the Plan.

15.2	Board’s decisions final and binding

The decision of the Board on the interpretation of the Plan or in any dispute relating to an Award or matter relating to the Plan will be final and conclusive.

15.3	Documents sent to shareholders

The Company is not required to send to Participants copies of any documents or notices normally sent to the holders of its Shares.

15.4	Costs

The Company will pay the costs of introducing and administering the Plan. The Company may ask a Participant’s employer or any other member of the Group to bear the costs in respect of an Award (including, for example, any trading or other working costs) to that Participant.

15.5	Data protection

By participating in the Plan, the Participant agrees to abide by Unilever’s Protection of Information policy from time to time in force, consents to the holding and processing of personal data (including sensitive personal data) provided by the Participant to any member of the Group, trustee or third party service provider, for all purposes relating to the operation of the Plan and for compliance with applicable procedures, laws and regulations. These include, but are not limited to:

15.5.1	administering and maintaining Participant records;

15.5.2	providing data to members of the Group, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan (including, without limitation, in relation to the circumstances concerning a Participant’s leaver status);

15.5.3	providing data to future purchasers or merger partners of the Company, the Participant’s employing company, or the business in which the Participant works;

15.5.4	transferring data about the Participant to a country or territory that may not provide the same statutory protection for the data as the Participant’s home country (potentially including jurisdictions outside the European Economic Area); and/or

15.5.5	as otherwise set out in the Plan documentation and/or as notified to the Participant from time to time.

The Participant is entitled, on payment of a fee, to a copy of the personal data held about them, if anything is inaccurate the Participant has the right to have it corrected.

15.6	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in any relevant country. The Participant is responsible for complying with any requirements they need to fulfil in order to obtain or avoid the necessity for any such consent.

15.7	Share rights

Shares issued to satisfy Awards under the Plan will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment. Where Shares are transferred to a Participant, including a transfer out of treasury, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Participant will not be entitled to rights before that date.

15.8	Listing

15.8.1	If and for so long as the NV Shares are listed on Eurolist by Euronext and traded on Euronext, NV will apply for listing of any NV Shares issued under the Plan as soon as practicable.

15.8.2	If and for so long as PLC Shares are listed on the Official List and traded on the London Stock Exchange, PLC will apply for listing of any PLC Shares issued under the Plan as soon as practicable.

15.9	Notices

15.9.1	Any information or notice to a person who is or will be eligible to be a Participant under or in connection with the Plan may be posted, or sent by electronic means, in such manner to such address as the Company considers appropriate, including publication on any intranet.

15.9.2	Any information or notice to the Company or other duly appointed agent under or in connection with the Plan may be sent by post or transmitted to it at its registered office or such other place, and by such other means, as the Board or duly appointed agent may decide and notify Participants.

15.9.3	Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by electronic means, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

15.10	Governing law and jurisdiction

15.10.1	Dutch law governs the Plan in respect of Awards granted over NV Shares, and the Rotterdam District Court has non-exclusive jurisdiction in respect of any disputes arising.

15.10.2	English law governs the Plan in respect of Awards granted over PLC Shares, and the English Courts have non-exclusive jurisdiction in respect of any disputes arising.

15.10.3	Where Awards are granted over a combination of NV and PLC Shares, the applicable law and jurisdiction in relation to such Awards will be determined on the Award Date by the Grantor.